DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

Peter Barsz Appointed to DNB Financial Corporation Board of Directors

Downingtown PA., January 29, 2018 (GLOBE NEWSWIRE) – DNB Financial Corporation (Nasdaq: DNBF) announced today that its Board of Directors has appointed Peter R. Barsz as a director of the company.

Mr. Barsz is a Partner in the accounting firm Barsz Gowie Amon & Fultz, LLC, which serves municipal entities, businesses, and individuals throughout Pennsylvania and the Greater Delaware Valley. He has extensive experience providing management and financial consulting services to governmental and non-profit entities, and serves as the appointed Treasurer or Finance Director for several townships in Chester and Delaware counties.

He is currently serving as Chairman of the Pennsylvania State Tax Equalization Board, an independent agency of the Commonwealth, tasked with obtaining information on real estate sales throughout the state. Mr. Barsz also received an appointment by the Pennsylvania Legislature and is currently serving as a public member on the Legislative Audit Advisory Committee for the 2017-18 Legislative Sessions of the General Assembly. He currently serves as Treasurer of the Foundation of the Delaware County Chamber of Commerce.

Peter Barsz is a Certified Public Accountant in the Commonwealth of Pennsylvania and the State of New Jersey, and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. He is a 1979 graduate of Villanova University with a Bachelor of Science, Accounting degree.

“We are extremely pleased to welcome Peter Barsz to our Board,” said James H. Thornton, Chairman of the Board. “Peter’s management perspective, financial knowledge and deep community engagement, which includes over a decade on the Bank’s Advisory Board, will be of tremendous value to the Board and our management team.”

About DNB Financial Corporation

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.